Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

All capitalized terms used herein but not defined shall have the meaning ascribed to them in the Company’s annual report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2026.

Description of our Shares

There is currently no market for our Shares, and we do not expect that a market for our Shares will develop in the future. We do not intend for the Shares to be listed on any national securities exchange. There are no outstanding options or warrants to purchase our Shares. Under the terms of the LLC Agreement, except as required by law, the liability of each Shareholder in such capacity shall be limited to the amount of such Shareholder’s total investments and pro rata share of any undistributed profits. Except as may otherwise be provided in the LLC Agreement or in any class designation and except as required by law, after the payment of all subscription proceeds for the Shares of any Series purchased by such Shareholder, no Shareholder shall have any further obligations to the Company, be subject to any additional assessment or contribute any additional capital, or to loan any funds, with respect to such Series (except for the return of distributions under certain circumstances as required by Sections 18-215, 18-218, 18-607 and 18-804 of the LLC Act), unless otherwise agreed by the Company and the Shareholder. No Shareholder shall have any personal liability on account of any obligations and liabilities of, including any amounts payable by, the applicable Series under or pursuant to, or otherwise in connection with, the LLC Agreement or the conduct of the business of the Company solely by reason of being a Shareholder of the applicable Series.

Summary of the LLC Agreement

The following is a summary of the material provisions of the LLC Agreement. The LLC Agreement sets forth the terms and conditions upon which we conduct our business and affairs and it sets forth the rights and obligations of our Shareholders. This summary is not complete and is subject to and qualified by the detailed provisions of the LLC Agreement and the applicable series agreement for each Series. Potential investors should study the LLC Agreement and the applicable series agreement for each Series carefully before making any investment in our Shares. The LLC Agreement and the applicable series agreement for each Series are filed as exhibits to the Annual Report on Form 10-K to which this exhibit relates.

Name and Address

We conduct business under the name “PIMCO Asset-Based Lending Company LLC” with our principal office and place of business at 650 Newport Center Drive, Newport Beach, CA 92660 (unless we change the office or place of business).

Purpose

Under our LLC Agreement we are permitted to engage, directly or indirectly, in any business activity that is approved by the Board and that lawfully may be conducted by a limited liability company formed under the LLC Act. Under the applicable series agreement, each of Series I and Series II is permitted to engage, directly or indirectly, in any business activity that is approved by the Board and that lawfully may be conducted by a registered series of a limited liability company formed under the LLC Act.

Establishment and Nature

We are a series limited liability company with series established pursuant to Sections 18-215 or 18-218 of the LLC Act. In accordance with the LLC Act, each Series is a separate series of assets or limited liability company interests of the Company and not a separate legal entity. Overall responsibility for the Company’s oversight rests with our Board. To the extent permitted by applicable law, the Board may delegate any of its rights, powers and authority to, among others, any committee of the Board, the officers of the Company or the Operating Manager.

Our Management

Our Management

Except as otherwise specifically provided in our LLC Agreement, the Board has complete and exclusive discretion in carrying out its responsibilities and affairs and is authorized to employ all powers necessary or advisable to carry out our purposes and policies, conduct our business and affairs and exercise our powers. The Board has delegated to our Operating Manager certain asset recommendation functions, subject to the Board and the Acquisition Committee’s supervision. Notwithstanding the foregoing, the Acquisition Committee (pursuant to a delegation of authority from the Board and, in certain instances, the Board or a committee of the Board) is responsible for making capital allocation and acquisition decisions proposed by the Operating Manager.

The Board has the sole and absolute discretion to accept or refuse to accept the admission of any member of the Company or any Series. Except to the extent limited by Delaware law or our LLC Agreement, the Board may delegate any or all of its duties under our LLC Agreement to any person, including any committee of the Board or any affiliates of PIMCO.

Shareholders’ Powers

Except as otherwise specifically provided in the LLC Agreement, no Shareholder that holds Investor Shares can participate in or have any control over our business and affairs or have any right or authority to act for, or to bind or otherwise obligate, us.

Capital Contribution

Our Contribution

On March 11, 2025, an affiliate of PIMCO purchased 40 V Shares of Series I at a purchase price of $25.00 per Share and 40 V Shares of Series II at a purchase price of $25.00 per Share. On July 1, 2025, an affiliate of PIMCO purchased 1,500 Anchor II Shares of Series I at a purchase price of $10.00 per Share and 1,500 Anchor II Shares of Series II at a purchase price of $10.00 per Share. Since the commencement of operations, the Company received subscriptions of $26,835,125 from an affiliate of PIMCO and, in return, issued Anchor II Shares of Series II, to assist the Company with initial operational and acquisition activities.

Shareholders’ Contribution

Each Series offers the applicable Investor Shares to eligible investors on a monthly basis at NAV per Share (generally measured as of the end of the month immediately preceding the date of the allocation of Shares to subscribing Shareholders), plus any applicable upfront commissions and Dealer Manager Fees.

No Further Contribution

After Shareholders pay for their Shares, Shareholders will not have any further obligations to us or be required to contribute any capital to, or loan any funds to, us. However, under certain circumstances, a Shareholder may be required to return distributions made to them in violation of Delaware law.

Classes of Shares

Other than Anchor III Shares, which represent a class of limited liability company interests only in Series II, each class of Shares described below represents the applicable class of limited liability company interest in each of Series I and Series II. The same class of each Series has the same terms unless otherwise indicated.

Investor Shares

Holders of Investor Shares have equal rights and privileges with each other except as noted below in respect of certain fees and expenses (including the Management Fee, Performance Fee and Dealer Manager Fees) and certain other terms. Holders of Investor Shares are not entitled to nominate, remove or participate in the appointment of directors of the Company.

Anchor I Shares

The Company offers the Anchor I Shares in two separate series: Series I and Series II. Each Series is a separate series under Delaware law and not a separate legal entity. Series I has elected to be treated as a corporation for U.S. tax purposes and Series II has elected to be treated as a partnership for U.S. tax purposes. Anchor I Shares have equal rights and privileges with other classes of Investor Shares.

The minimum initial purchase amount for U.S. investors is $10,000 for the Anchor I Shares. The minimum initial purchase amount for non-U.S. investors is $1,000,000 for the Anchor I Shares. The minimum subsequent purchase amount is $1,000 for Anchor I Shares, except for additional purchases pursuant to the DRIP, which are not subject to a minimum purchase amount. The minimum purchase amount for each type of Shares can be modified or waived in the sole discretion of the Company or the Dealer Manager, including for certain financial firms that submit orders on behalf of their customers, our officers and directors and certain employees of PIMCO, including its affiliates, vehicles controlled by such employees and their extended family members. The Company and the Dealer Manager each reserves the right to designate and re-designate the status of financial intermediaries in its sole discretion.

So long as the Operating Agreement has not been terminated, we will continue to pay the Operating Manager a management fee monthly in arrears in an amount equal to 0.50% per annum of the month-end NAV attributable to the Anchor I Shares; provided that the Management Fee is reduced by any applicable Special Fees; provided, however, that the Management Fee is not reduced for any Other Fees. In calculating the Management Fee, the Company uses its NAV before giving effect to accruals for the Management Fee, the Performance Fee, combined annual distribution fees and shareholder servicing fees or distributions payable on its Shares.

The Operating Manager or an affiliate may rebate, waive or reduce the Management Fee charged to certain Shareholders at the sole discretion of the Operating Manager or such affiliate. Any such rebate, waiver or reduction may be affected either by way of purchase of additional Shares by the Operating Manager or such affiliate for the Shareholder or by way of rebate to the relevant Shareholder’s account. The Management Fee may alternatively, in the discretion of the Operating Manager, instead be paid in whole or in part by the Company’s subsidiaries, in which case it shall result in a change in the cash or retained earnings of such subsidiaries.

So long as the Operating Agreement has not been terminated, the Operating Manager will continue to be entitled to receive, promptly following the end of each Reference Period, Performance Fees equal to, with respect to the Anchor I Shares: (i) first, if the Total Return with respect to the Anchor I Shares for the applicable period exceeds the sum, with respect to such relevant type of Shares, of (i) the Hurdle Amount for that period and (ii) the Loss Carryforward Amount (any such excess, “Excess Profits”), 100% of such Excess Profits until the total amount allocated to the Operating Manager equals 5.0% of the sum of (x) the Hurdle Amount for that period and (y) any amount allocated to the Operating Manager with respect to such type of Shares pursuant to this clause (any such amount, the “Catch-Up”); and second, to the extent there are remaining Excess Profits, 5.0% of such remaining Excess Profits.

The Dealer Manager receives a Dealer Manager Fee of 3.5% of the transaction price of the Anchor I Shares.

The minimum commitment size for Anchor Share distribution partners is $100 million for the Anchor I Shares. The Anchor I Shares have an aggregate commitment capacity of $500 million. After the aggregate commitment capacity has been exhausted, determined on a first-come, first-served basis based on the time-stamp of when the Company receives the completed indication of interest (“Indication of Interest”), the Anchor I Shares will no longer be available for subscription.

Of the $500 million aggregate commitment capacity, $50 million is available to only RIA Advisory Board members, in which case there is $10 million minimum commitment amount for the applicable shareholders. The $50 million of the RIA reserved capacity is available on a first-come, first-serve basis, and once it is fully subscribed, future purchases can be made in Anchor I Shares, until the aggregate commitment capacity of the Anchor I Shares has been exhausted. The offering periods, minimum commitment size and/or capacity for Anchor I Shares may be waived, extended or otherwise modified from time to time or at any time in the sole discretion of the Company or the Operating Manager.

We expect that the Company will, in its sole discretion, conduct a quarterly share repurchase for up to 5.0% of the aggregate NAV (measured collectively across both Series) of our outstanding Shares at a price based on the NAV per Share as of the last business day of the calendar quarter prior to the commencement of a share repurchase; provided that the Company may further limit the number of Shares subject to the quarterly repurchases of the Shares in accordance with the LLC Agreement and applicable securities law.

Until the 2nd anniversary of the Launch Date, the Anchor I Shares requested to be repurchased shall be subject to an Early Repurchase Fee of 5.0% of the NAV of the Anchor I Shares repurchased.

Holders of Anchor I Shares are not entitled to vote on any matters relating to the Company, including the election of directors, and are not entitled to nominate, remove or participate in the appointment of directors of the Company.

Anchor II Shares

The Company offers the Anchor II Shares in two separate series: Series I and Series II. Each Series is a separate series under Delaware law and not a separate legal entity. Series I has elected to be treated as a corporation for U.S. tax purposes and Series II has elected to be treated as a partnership for U.S. tax purposes. Anchor II Shares have equal rights and privileges with other classes of Investor Shares.

The minimum initial purchase amount for U.S. investors is $10,000 for the Anchor II Shares. The minimum initial purchase amount for non-U.S. investors is $1,000,000 for the Anchor II Shares. The minimum subsequent purchase amount is $1,000 for Anchor II Shares, except for additional purchases pursuant to the DRIP, which are not subject to a minimum purchase amount. The minimum purchase amount for each type of Shares can be modified or waived in the sole discretion of the Company or the Dealer Manager, including for certain financial firms that submit orders on behalf of their customers, our officers and directors and certain employees of PIMCO, including its affiliates, vehicles controlled by such employees and their extended family members. The Company and the Dealer Manager each reserves the right to designate and re-designate the status of financial intermediaries in its sole discretion.

So long as the Operating Agreement has not been terminated, we will continue to pay the Operating Manager a management fee monthly in arrears in an amount equal to 0.75% per annum of the month-end NAV attributable to the Anchor II Shares; provided that the Management Fee is reduced by any applicable Special Fees; provided, however, that the Management Fee is not reduced for any Other Fees. In calculating the Management Fee, the Company uses its NAV before giving effect to accruals for the Management Fee, the Performance Fee, combined annual distribution fees and shareholder servicing fees or distributions payable on its Shares.

The Operating Manager or an affiliate may rebate, waive or reduce the Management Fee charged to certain Shareholders at the sole discretion of the Operating Manager or such affiliate. Any such rebate, waiver or reduction may be affected either by way of purchase of additional Shares by the Operating Manager or such affiliate for the Shareholder or by way of rebate to the relevant Shareholder’s account. The Management Fee may alternatively, in the discretion of the Operating Manager, instead be paid in whole or in part by the Company’s subsidiaries, in which case it shall result in a change in the cash or retained earnings of such subsidiaries.

So long as the Operating Agreement has not been terminated, the Operating Manager will continue to be entitled to receive, promptly following the end of each Reference Period, Performance Fees equal to, with respect to the Anchor II Shares: (i) first, if the Total Return with respect to the Anchor II Shares for the applicable period exceeds the sum, with respect to such relevant type of Shares, of (i) the Hurdle Amount for that period and (ii) the Loss Carryforward Amount, 100% of such Excess Profits until the total amount allocated to the Operating Manager equals 7.5% of the sum of (x) the Hurdle Amount for that period and (y) any amount allocated to the Operating Manager with respect to such type of Shares pursuant to this clause; and (ii) second, to the extent there are remaining Excess Profits, 7.5% of such remaining Excess Profits.

The Dealer Manager receives a Dealer Manager Fee of 3.5% of the transaction price of the Anchor II Shares.

The minimum commitment size for Anchor Share distribution partners is $10 million for the Anchor II Shares. Anchor II Shares and Anchor II-B Shares are collectively subject to an aggregate commitment capacity of $1.5 billion cumulatively.

The offering periods, minimum commitment size and/or capacity for Anchor II Shares may be waived, extended or otherwise modified from time to time or at any time in the sole discretion of the Company or the Operating Manager.

We expect that the Company will, in its sole discretion, conduct a quarterly share repurchase for up to 5.0% of the aggregate NAV (measured collectively across both Series) of our outstanding Shares at a price based on the NAV per Share as of the last business day of the calendar quarter prior to the commencement of a share repurchase; provided that the Company may further limit the number of Shares subject to the quarterly repurchases of the Shares in accordance with the LLC Agreement and applicable securities law.

Until the 2nd anniversary of the Launch Date, the Anchor II Shares requested to be repurchased shall be subject to an Early Repurchase Fee of 5.0% of the NAV of the Anchor II Shares repurchased.

Holders of Anchor II Shares are not entitled to vote on any matters relating to the Company, including the election of directors, and are not entitled to nominate, remove or participate in the appointment of directors of the Company.

Anchor II-B Shares

The Company offers the Anchor II-B Shares in two separate series: Series I and Series II. Each Series is a separate series under Delaware law and not a separate legal entity. Series I has elected to be treated as a corporation for U.S. tax purposes and Series II has elected to be treated as a partnership for U.S. tax purposes. Anchor II-B Shares have equal rights and privileges with other classes of Investor Shares. Anchor II-B Shares have equal rights and privileges with other classes of Investor Shares.

The minimum initial purchase amount for U.S. investors is $10,000 for the Anchor II-B Shares. The minimum initial purchase amount for non-U.S. investors is $1,000,000 for the Anchor II-B Shares. The minimum subsequent purchase amount is $1,000 for Anchor II-B Shares, except for additional purchases pursuant to the DRIP, which are not subject to a minimum purchase amount. The minimum purchase amount for each type of Shares can be modified or waived in the sole discretion of the Company or the Dealer Manager, including for certain financial firms that submit orders on behalf of their customers, our officers and directors and certain employees of PIMCO, including its affiliates, vehicles controlled by such employees and their extended family members. The Company and the Dealer Manager each reserves the right to designate and re-designate the status of financial intermediaries in its sole discretion.

So long as the Operating Agreement has not been terminated, we will continue to pay the Operating Manager a management fee monthly in arrears in an amount equal to 0.75% per annum of the month-end NAV attributable to the Anchor II-B Shares; provided that the Management Fee is reduced by any applicable Special Fees; provided, however, that the Management Fee is not reduced for any Other Fees. In calculating the Management Fee, the Company uses its NAV before giving effect to accruals for the Management Fee, the Performance Fee, combined annual distribution fees and shareholder servicing fees or distributions payable on its Shares.

The Operating Manager or an affiliate may rebate, waive or reduce the Management Fee charged to certain Shareholders at the sole discretion of the Operating Manager or such affiliate. Any such rebate, waiver or reduction may be affected either by way of purchase of additional Shares by the Operating Manager or such affiliate for the Shareholder or by way of rebate to the relevant Shareholder’s account. The Management Fee may alternatively, in the discretion of the Operating Manager, instead be paid in whole or in part by the Company’s subsidiaries, in which case it shall result in a change in the cash or retained earnings of such subsidiaries.

So long as the Operating Agreement has not been terminated, the Operating Manager will continue to be entitled to receive, promptly following the end of each Reference Period, Performance Fees equal to, with respect to the Anchor II-B Shares: (i) first, if the Total Return with respect to the Anchor II-B Shares for the applicable period exceeds the sum, with respect to such relevant type of Shares, of (i) the Hurdle Amount for that period and (ii) the Loss Carryforward Amount, 100% of such Excess Profits until the total amount allocated to the Operating Manager equals 7.50% of the sum of (x) the Hurdle Amount for that period and (y) any amount allocated to the Operating Manager with respect to such type of Shares pursuant to this clause; and (ii) second, to the extent there are remaining Excess Profits, 7.50% of such remaining Excess Profits.

The Dealer Manager has waived the distribution and servicing fee effective from October 1, 2025 until such date as determined in its sole discretion. In addition, notwithstanding the ongoing waiver, on March 4, 2026, the Company and the Dealer Manager agreed to an increase in the distribution and servicing fees for Anchor II-B Shares and Standard B Shares from 0.75% to 0.85% per annum of the outstanding Anchor II-B Shares and Standard B Shares.

The minimum commitment size for Anchor Share distribution partners is $10 million for the Anchor II-B Shares. Anchor II Shares and Anchor II-B Shares are collectively subject to an aggregate commitment capacity of $1.5 billion cumulatively.

The offering periods, minimum commitment size and/or capacity for Anchor II-B Shares may be waived, extended or otherwise modified from time to time or at any time in the sole discretion of the Company or the Operating Manager.

We expect that the Company will, in its sole discretion, conduct a quarterly share repurchase for up to 5.0% of the aggregate NAV (measured collectively across both Series) of our outstanding Shares at a price based on the NAV per Share as of the last business day of the calendar quarter prior to the commencement of a share repurchase; provided that the Company may further limit the number of Shares subject to the quarterly repurchases of the Shares in accordance with the LLC Agreement and applicable securities law.

Until the 2nd anniversary of the Launch Date, the Anchor II-B Shares requested to be repurchased shall be subject to an Early Repurchase Fee of 5.0% of the NAV of the Anchor II-B Shares repurchased.

Holders of Anchor II-B Shares are not entitled to vote on any matters relating to the Company, including the election of directors, and are not entitled to nominate, remove or participate in the appointment of directors of the Company.

Anchor III Shares

The Company offers the Anchor III Shares in one series: Series II. Series II is a series of the Company under Delaware law and not a separate legal entity. Series II has elected to be treated as a partnership for U.S. tax purposes. Anchor III Shares have equal rights and privileges with other classes of Investor Shares.

The minimum initial purchase amount for U.S. investors is $10,000 for the Anchor III Shares. The minimum initial purchase amount for non-U.S. investors is $1,000,000 for the Anchor III Shares. The minimum subsequent purchase amount is $1,000 for Anchor III Shares, except for additional purchases pursuant to the DRIP, which are not subject to a minimum purchase amount. The minimum purchase amount for each type of Shares can be modified or waived in the sole discretion of the Company or the Dealer Manager, including for certain financial firms that submit orders on behalf of their customers, our officers and directors and certain employees of PIMCO, including its affiliates, vehicles controlled by such employees and their extended family members. The Company and the Dealer Manager each reserves the right to designate and re-designate the status of financial intermediaries in its sole discretion.

So long as the Operating Agreement has not been terminated, we will continue to pay the Operating Manager a management fee monthly in arrears in an amount equal to 0.50% per annum of the month-end NAV attributable to the Anchor III Shares; provided that the Management Fee is reduced by any applicable Special Fees; provided, however, that the Management Fee is not reduced for any Other Fees. In calculating the Management Fee, the Company uses its NAV before giving effect to accruals for the Management Fee, the Performance Fee, combined annual distribution fees and shareholder servicing fees or distributions payable on its Shares.

For the Anchor III Shares, the Operating Manager has agreed to waive 100% of the Management Fee for one year following the Launch Date.

The Operating Manager or an affiliate may rebate, waive or reduce the Management Fee charged to certain Shareholders at the sole discretion of the Operating Manager or such affiliate. Any such rebate, waiver or reduction may be affected either by way of purchase of additional Shares by the Operating Manager or such affiliate for the Shareholder or by way of rebate to the relevant Shareholder’s account. The Management Fee may alternatively, in the discretion of the Operating Manager, instead be paid in whole or in part by the Company’s subsidiaries, in which case it shall result in a change in the cash or retained earnings of such subsidiaries.

So long as the Operating Agreement has not been terminated, the Operating Manager will continue to be entitled to receive, promptly following the end of each Reference Period, Performance Fees equal to, with respect to the Anchor III Shares: (i) first, if the Total Return with respect to the Anchor III Shares for the applicable period exceeds the sum, with respect to such relevant type of Shares, of (i) the Hurdle Amount for that period and (ii) the Loss Carryforward Amount, 100% of such Excess Profits until the total amount allocated to the Operating Manager equals 5.0% of the sum of (x) the Hurdle Amount for that period and (y) any amount allocated to the Operating Manager with respect to such type of Shares pursuant to this clause; and second, to the extent there are remaining Excess Profits, 5.0% of such remaining Excess Profits.

The Dealer Manager receives a Dealer Manager Fee of 3.5% of the transaction price of the Anchor III Shares.

The minimum commitment size for Anchor Share distribution partners is $100 million for the Anchor III Shares. The Anchor III Shares have an aggregate commitment capacity of $500 million. After the aggregate commitment capacity has been exhausted, determined on a first-come, first-served basis based on the time-stamp of when the Company receives the completed Indication of Interest, the Anchor III Shares will no longer be available for subscription.

Of the $500 million aggregate commitment capacity, $50 million is available to only RIA Advisory Board members, in which case there is $10 million minimum commitment amount for the applicable shareholders. The $50 million of the RIA reserved capacity is available on a first-come, first-serve basis, and once it is fully subscribed, future purchases can be made in Anchor III Shares, until the aggregate commitment capacity of the Anchor III Shares has been exhausted. The offering periods, minimum commitment size and/or capacity for Anchor III Shares may be waived, extended or otherwise modified from time to time or at any time in the sole discretion of the Company or the Operating Manager.

We expect that the Company will, in its sole discretion, conduct a quarterly share repurchase for up to 5.0% of the aggregate NAV (measured collectively across both Series) of our outstanding Shares at a price based on the NAV per Share as of the last business day of the calendar quarter prior to the commencement of a share repurchase; provided that the Company may further limit the number of Shares subject to the quarterly repurchases of the Shares in accordance with the LLC Agreement and applicable securities law.

Until the 2nd anniversary of the Launch Date, the Anchor III Shares requested to be repurchased shall be subject to an Early Repurchase Fee of 5.0% of the NAV of the Anchor III Shares repurchased.

Holders of Anchor III Shares are not entitled to vote on any matters relating to the Company, including the election of directors, and are not entitled to nominate, remove or participate in the appointment of directors of the Company.

Standard A Shares

The Company offers the Standard A Shares in two separate series: Series I and Series II. Each Series is a separate series under Delaware law and not a separate legal entity. Series I has elected to be treated as a corporation for U.S. tax purposes and Series II has elected to be treated as a partnership for U.S. tax purposes. Standard A Shares have equal rights and privileges with other types of Investor Shares.

The minimum initial purchase amount for U.S. investors is $10,000 for the Standard A Shares. The minimum initial purchase amount for non-U.S. investors is $1,000,000 for the Standard A Shares. The minimum subsequent purchase amount is $1,000 for Standard A Shares, except for additional purchases pursuant to the DRIP, which are not subject to a minimum purchase amount. The minimum purchase amount for each type of Shares can be modified or waived in the sole discretion of the Company or the Dealer Manager, including for certain financial firms that submit orders on behalf of their customers, our officers and directors and certain employees of PIMCO, including its affiliates, vehicles controlled by such employees and their extended family members. The Company and the Dealer Manager each reserves the right to designate and re-designate the status of financial intermediaries in its sole discretion.

So long as the Operating Agreement has not been terminated, we will continue to pay the Operating Manager a management fee monthly in arrears in an amount equal to 1.25% per annum of the month-end NAV attributable to the Standard A Shares; provided that the Management Fee is reduced by any applicable Special Fees; provided, however, that the Management Fee is not reduced for any Other Fees. In calculating the Management Fee, the Company uses its NAV before giving effect to accruals for the Management Fee, the Performance Fee, combined annual distribution fees and shareholder servicing fees or distributions payable on its Shares.

The Operating Manager or an affiliate may rebate, waive or reduce the Management Fee charged to certain Shareholders at the sole discretion of the Operating Manager or such affiliate. Any such rebate, waiver or reduction may be affected either by way of purchase of additional Shares by the Operating Manager or such affiliate for the Shareholder or by way of rebate to the relevant Shareholder’s account. The Management Fee may alternatively, in the discretion of the Operating Manager, instead be paid in whole or in part by the Company’s subsidiaries, in which case it shall result in a change in the cash or retained earnings of such subsidiaries.

So long as the Operating Agreement has not been terminated, the Operating Manager will continue to be entitled to receive, promptly following the end of each Reference Period, Performance Fees equal to, with respect to the Standard A Shares: (i) first, if the Total Return with respect to the Standard A Shares for the applicable period exceeds the sum, with respect to such relevant type of Shares, of (i) the Hurdle Amount for that period and (ii) the Loss Carryforward Amount, 100% of such Excess Profits until the total amount allocated to the Operating Manager equals 12.5% of the sum of (x) the Hurdle Amount for that period and (y) any amount allocated to the Operating Manager with respect to such type of Shares pursuant to this clause; and (ii) second, to the extent there are remaining Excess Profits, 12.5% of such remaining Excess Profits.

The Dealer Manager receives a Dealer Manager Fee of 3.5% of the transaction price of the Standard A Shares.

The minimum commitment size for Standard A Shares is $10,000. There is no aggregate commitment capacity for Standard A Shares.

We expect that the Company will, in its sole discretion, conduct a quarterly share repurchase for up to 5.0% of the aggregate NAV (measured collectively across both Series) of our outstanding Shares at a price based on the NAV per Share as of the last business day of the calendar quarter prior to the commencement of a share repurchase; provided that the Company may further limit the number of Shares subject to the quarterly repurchases of the Shares in accordance with the LLC Agreement and applicable securities law.

The Standard A Shares shall not be subject to an Early Repurchase Fee.

Holders of Standard A Shares are not entitled to vote on any matters relating to the Company, including the election of directors, and are not entitled to nominate, remove or participate in the appointment of directors of the Company.

Standard B Shares

The Company offers the Standard B Shares in two separate series: Series I and Series II. Each Series is a separate series under Delaware law and not a separate legal entity. Series I has elected to be treated as a corporation for U.S. tax purposes and Series II has elected to be treated as a partnership for U.S. tax purposes. Standard B Shares have equal rights and privileges with other types of Investor Shares.

The minimum initial purchase amount for U.S. investors is $10,000 for the Standard B Shares. The minimum initial purchase amount for non-U.S. investors is $1,000,000 for the Standard B Shares. The minimum subsequent purchase amount is $1,000 for Standard B Shares, except for additional purchases pursuant to the DRIP, which are not subject to a minimum purchase amount. The minimum purchase amount for each type of Shares can be modified or waived in the sole discretion of the Company or the Dealer Manager, including for certain financial firms that submit orders on behalf of their customers, our officers and directors and certain employees of PIMCO, including its affiliates, vehicles controlled by such employees and their extended family members. The Company and the Dealer Manager each reserves the right to designate and re-designate the status of financial intermediaries in its sole discretion.

So long as the Operating Agreement has not been terminated, we will continue to pay the Operating Manager a management fee monthly in arrears in an amount equal to 1.25% per annum of the month-end NAV attributable to the Standard B Shares; provided that the Management Fee is reduced by any applicable Special Fees; provided, however, that the Management Fee is not reduced for any Other Fees. In calculating the Management Fee, the Company uses its NAV before giving effect to accruals for the Management Fee, the Performance Fee, combined annual distribution fees and shareholder servicing fees or distributions payable on its Shares.

The Operating Manager or an affiliate may rebate, waive or reduce the Management Fee charged to certain Shareholders at the sole discretion of the Operating Manager or such affiliate. Any such rebate, waiver or reduction may be affected either by way of purchase of additional Shares by the Operating Manager or such affiliate for the Shareholder or by way of rebate to the relevant Shareholder’s account. The Management Fee may alternatively, in the discretion of the Operating Manager, instead be paid in whole or in part by the Company’s subsidiaries, in which case it shall result in a change in the cash or retained earnings of such subsidiaries.

So long as the Operating Agreement has not been terminated, the Operating Manager will continue to be entitled to receive, promptly following the end of each Reference Period, Performance Fees equal to, with respect to the Standard B Shares: (i) first, if the Total Return with respect to the Standard B Shares for the applicable period exceeds the sum, with respect to such relevant type of Shares, of (i) the Hurdle Amount for that period and (ii) the Loss Carryforward Amount, 100% of such Excess Profits until the total amount allocated to the Operating Manager equals 12.5% of the sum of (x) the Hurdle Amount for that period and (y) any amount allocated to the Operating Manager with respect to such type of Shares pursuant to this clause; and (ii) second, to the extent there are remaining Excess Profits, 12.5% of such remaining Excess Profits.

The Dealer Manager has waived the distribution and servicing fee effective from October 1, 2025 until such date as determined in its sole discretion. In addition, notwithstanding the ongoing waiver, on March 4, 2026, the Company and the Dealer Manager agreed to an increase in the distribution and servicing fees for Anchor II-B Shares and Standard B Shares from 0.75% to 0.85% per annum of the outstanding Anchor II-B Shares and Standard B Shares. The Dealer Manager receives a Dealer Manager Fee of 3.5% of the transaction price of the Standard B Shares.

The minimum commitment size for Standard B Shares is $10,000. There is no aggregate commitment capacity for Standard B Shares.

We expect that the Company will, in its sole discretion, conduct a quarterly share repurchase for up to 5.0% of the aggregate NAV (measured collectively across both Series) of our outstanding Shares at a price based on the NAV per Share as of the last business day of the calendar quarter prior to the commencement of a share repurchase; provided that the Company may further limit the number of Shares subject to the quarterly repurchases of the Shares in accordance with the LLC Agreement and applicable securities law.

The Standard B Shares shall not be subject to an Early Repurchase Fee.

Holders of Standard B Shares are not entitled to vote on any matters relating to the Company, including the election of directors, and are not entitled to nominate, remove or participate in the appointment of directors of the Company.

PIMCO Shares

E Shares

E Shares have equal rights and privileges with Investor Shares. E Shares do not pay a sales load or Dealer Manager Fees and investors do not pay any servicing or distribution fees with respect to E Shares. E Shares are not subject to the Management Fee or the Performance Fee. E Shares are held only by PIMCO, its affiliates, its officers and employees, the directors, officers and employees of the Company and certain other investor’s in the Operating Managers’ sole discretion, and are not being offered to other investors.

Holders of E Shares are not entitled to vote on any matters relating to the Company, including the election of directors, and are not entitled to nominate, remove or participate in the appointment of directors of the Company.

V Shares

V Shares have special rights and privileges, including entitling the holders thereof to the exclusive right to appoint and remove directors of the Company, increase or decrease the number of directors of the Company and fill any vacancies on the Board. V Shares do not have economic participation in the Company. V Shares are held only by PIMCO GP LXXXII, LLC and/or its affiliates and are not being offered to other investors. V Shares may be transferred to a PIMCO affiliate or PIMCO Client. If a PIMCO affiliate or PIMCO Client becomes the holder of a majority of the V Shares, that entity would have majority control over the Company, including the right to vote for the appointment of the Company’s directors.

V Shares do not pay a sales load or Dealer Manager Fees and investors do not pay any servicing or distribution fees with respect to V Shares. V Shares are not subject to the Management Fee or the Performance Fee.

Rights Upon Liquidation

Upon the dissolution of a Series or the Company as a whole, as applicable, after paying or making reasonable provision for the payment of the Series’ or the Company’s creditors, as applicable, for all claims and obligations in accordance with the LLC Act, the remaining assets of the Series or the Company as a whole, as applicable, shall be distributed among the holders of Shares of the applicable Series or of the Company generally pro rata in proportion to the number of Shares held by such holder (subject to the rights of any holders of Shares specified in the LLC Agreement, a series agreement or in any class designation), which distribution within a Series will be made consistent with any preferences which exist within such Series.

Authorized Shares

Each of our Shares represents a limited liability company interest in the Company associated with the applicable Series. Only PIMCO, its affiliates, subsidiaries, officers and employees, officers, directors and employees of the Company, certain PIMCO Clients and/or certain other investors in the Operating Manager’s sole discretion are expected to hold PIMCO Shares.

Issuance of Additional Securities

Our LLC Agreement authorizes the Board, without the consent of any other person, to create additional classes of Shares, including Investor Shares and PIMCO Shares, of any Series, having such terms, rights, designations, preferences, powers and duties (which rights or powers may be senior to existing types of Shares), as the Board shall determine. Our LLC Agreement also authorizes the Board, without the consent of any other person, to issue additional Shares of any Series of any class for the consideration and on the terms and conditions established by the Board.

Transfer of Our Shares

Shareholders may resign as a Shareholder of PIMCO Asset-Based Lending Company LLC associated with any Series by selling, transferring or assigning their Shares of such Series or having all of their Shares of such Series repurchased or redeemed in accordance with our Repurchase Plan, our LLC Agreement and any applicable securities laws. Shareholders may generally transfer all or a portion of their Shares except to impermissible types of transferees or by transfers that would adversely affect us, including transfers that would violate the ownership restrictions imposed in our LLC Agreement.

Formation and Duration

The Company was formed on March 11, 2025, as a Delaware limited liability company. On March 11, 2025, the Company established two registered series of limited liability company interests, PIMCO Asset-Based Lending Company LLC—Series I and PIMCO Asset-Based Lending Company LLC—Series II. The Company will remain in existence until its certificate of formation has been cancelled in the manner required by the LLC Act following the Company’s dissolution and the completion of the winding up of the Company in accordance with our LLC Agreement and Delaware law. The LLC Agreement provides that the Company will be dissolved upon (a) the adoption of a resolution by the Board approving the dissolution of the Company and the approval of such action by Members holding a majority of the outstanding V Shares, (b) the operations of the Company ceasing to constitute legal activities under the LLC Act or any other applicable law (as determined by the Board), (c) at any time there are no members of the Company unless the Company is continued without dissolution in accordance with the LLC Act or (d) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the LLC Act.

Each of Series I and Series II were formed on March 11, 2025, as a registered series of the Company. Each of Series I and Series II will remain in existence until its certificate of registered series has been cancelled in the manner required by the LLC Act following Series I’s or Series II’s, as applicable, dissolution and the completion of the winding up of such Series in accordance with our LLC Agreement, the applicable series agreement and Delaware law. The LLC Agreement and the applicable series agreement provides that Series I or Series II will be dissolved upon (a) the adoption of a resolution by the Board approving the dissolution of Series I or Series II, as applicable, and the approval of such action by Members holding a majority of the outstanding V Shares, (b) the operations of Series I or Series II, as applicable, ceasing to constitute legal activities under the LLC Act or any other applicable law (as determined by the Board), (c) the entry of a decree of judicial dissolution of a Series under Section 18-218(c)(11) of the LLC Act, or (d) the dissolution of the Company.

Limited Liability of our Shareholders and Members; Indemnification

Shareholders of the Company have no personal liability for any of the Company’s obligations or liabilities solely by reason of being a member of the Company generally or being associated with any Series. Shareholders and members associated with a Series are only liable, in their capacity as a holder of an interest in the Company with respect to the applicable Series or a member of the Company generally or associated with a Series, respectively, to the extent of their capital contribution and pro rata share of any of our undistributed profits. Delaware law provides that, for a period of three years from the date on which any distribution is made to the Shareholders (or later, if an action to recover the distribution is commenced prior to the expiration of such three-year period), Shareholders may be liable to us to return the distribution if both of the following are true:

(1) the distribution was made in violation of the LLC Act; and

(2) the Shareholder knew at the time they received the distribution that it was made in violation of the LLC Act.

As further explained in the LLC Agreement, and to the fullest extent permitted by law, the Company will indemnify and hold harmless members of the Board, PIMCO, holders of the V Shares, the members of the Acquisition Committee, their respective affiliates, directors, officers, representatives, agents, shareholders, members, managers, partners and employees, and any other person who serves at the request of PIMCO or its affiliates as a director, officer, agent, member, manager, partner, shareholder, trustee or employee of the Company, Series I or Series II or any other person (each such person being an “Indemnified Party”) from and against any and all claims, liabilities, damages, losses, costs and expenses of any kind, including legal fees and amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and expenses of investigating or defending against any claim or alleged claim, of any nature whatsoever, known or unknown, liquidated or unliquidated, that are incurred by any Indemnified Party and arise out of or in connection with the business of the Company or the performance by the Indemnified Party of any of its responsibilities under the LLC Agreement, so long as the Indemnified Party’s act or omission does not constitute actual fraud, willful misconduct, gross negligence, bad faith, a willful material and adverse breach of the LLC Agreement or applicable law. Thus, one or more of the foregoing persons could be indemnified for its negligent acts if it met the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the SEC such indemnification is contrary to public policy and therefore unenforceable.

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships among PIMCO, the Operating Manager or any of their respective affiliates, on the one hand, and the Company generally, a Series, or any of the Shareholders, on the other hand. Whenever a potential conflict arises among PIMCO, the Operating Manager or any of their respective affiliates, on the one hand, and the Company generally, a Series, or any of the Shareholders, on the other hand, the Board or the Operating Manager may, but shall not be required to, resolve that conflict by seeking approval from a committee of our independent directors (which is our Audit Committee). Our LLC Agreement contains provisions that reduce or eliminate certain of the duties of the Board, including fiduciary duties, to the Company, the Series, and our Shareholders. Our LLC Agreement also restricts the remedies available to Shareholders and Members for actions taken that without those limitations might constitute breaches of duty, including fiduciary duties.

Under our LLC Agreement, the Board or the Operating Manager will not be in breach of its obligations under the LLC Agreement or its duties to us or our Shareholders if the resolution of the conflict of interest or the course of action in respect of the conflict of interest is:

•	approved by a committee of our independent directors, which is the Audit Committee, although the Board or the Operating Manager is not obligated to seek such approval;

•	on terms which are, in the aggregate, no less favorable to the Company generally or a Series, as applicable, than those generally being provided to or available from unrelated third parties;

•	fair and reasonable to the Company generally or a Series, as applicable; or

•

approved by the vote of Shareholders owning a majority of the outstanding Investor Shares, excluding any Investor Shares owned by PIMCO or any of its affiliates, although the Board or the Operating Manager is not obligated to seek such approval.

The Board or the Operating Manager may, but is not required to, seek the approval of such resolution from the Audit Committee, any other committee of our independent directors or our Shareholders. If the Board or the Operating Manager does not seek approval from the Audit Committee, any other committee of our independent directors or our Shareholders and the Board or the Operating Manager, as applicable, determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the second and third bullet points above, then such determination shall be deemed valid and binding on all persons, and any resolution or course of action so approved shall not constitute a breach of the LLC Agreement or of any fiduciary or other duty existing at law or in equity, except in the case of a final, non-appealable judicial determination of actual fraud, willful misconduct, or bad faith by the Board or the Operating Manager, as applicable. Unless the resolution of a conflict is specifically provided for in our LLC Agreement, notwithstanding any duty existing at law or in equity, the Board, the Operating Manager or a committee of the Board consisting of independent directors, which is the Audit Committee, may consider any factors they determine in their sole discretion to consider when resolving a conflict of interest. Our LLC Agreement provides that the Board or the Operating Manager will be conclusively deemed to be acting in good faith if the Board or the Operating Manager, as applicable, reasonably believes that the determination made or not made is in or not adverse to the best interests of the Company generally or the applicable Series, or, with respect to resolutions of conflicts of interest pursuant to the second or third bullet points above, if the Board or the Operating Manager reasonably believes that the action or inaction meets the standard set forth therein.

Fiduciary Duties

The Board is accountable to Shareholders, and the fiduciary duties owed to the Shareholders by the Board are prescribed by law and the LLC Agreement. The LLC Act provides that Delaware limited liability companies may in their limited liability company agreements expand, restrict or eliminate the duties, including fiduciary duties, otherwise owed by our directors, managers, controlling members, their affiliates and other persons to members, the limited liability company and other persons bound by the LLC Agreement.

The LLC Agreement contains various provisions modifying, restricting and eliminating the duties, including fiduciary duties, that might otherwise be owed by our directors, managers, controlling members and their affiliates. The Company has adopted these modifications to allow PIMCO, the Operating Manager and their respective affiliates to engage in transactions with us that would otherwise be prohibited by state-law fiduciary duty standards or subjected to enhanced scrutiny and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. Without these modifications, the ability of the Board and Audit Committee to make decisions involving conflicts of interest could be restricted. These modifications may be detrimental to the Shareholders because they restrict the remedies available to the Shareholders for actions that without those limitations might constitute breaches of duty, including a fiduciary duty, as described below, and they permit the Board and the Audit Committee to take into account the interests of third parties in addition to our interests when resolving conflicts of interest.

State Law Fiduciary Duty Standards

Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. In the absence of a provision in a limited liability company agreement providing otherwise, the duty of care would generally require a board of directors of a Delaware limited liability company to make decisions in a deliberate and fully informed manner after taking into consideration all material information reasonably available. In the absence of a provision in a limited liability company agreement providing otherwise, the duty of loyalty would generally require a board of directors of a Delaware limited liability company to take any action or omit to take action on a disinterested basis, in good faith, with an honest belief that it is in the best interests of the limited liability company.

LLC Agreement Modified Standards

Our LLC Agreement contains provisions that modify or eliminate duties of or consent to conduct by the Board, the Operating Manager and its affiliates that might otherwise raise issues about compliance with fiduciary duties or applicable law.

In addition to the other more specific provisions limiting the obligations of the Board, our LLC Agreement further provides that none of the Indemnified Parties will be liable to the Company generally, the Series, the Shareholders or any other person bound by the LLC Agreement for any losses due to any act or omission by any Indemnified Party in connection with the conduct of the business of the Company generally or the Series unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that such act or omission constitutes actual fraud, willful misconduct, gross negligence, bad faith, or a willful material and adverse breach of the LLC Agreement or applicable law.

Special Provisions Regarding Affiliated Transactions

Our LLC Agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of Shareholders and that are not approved by a committee of our independent directors may also be permitted and deemed approved by all Shareholders and not constitute a breach of duty if the Board determines that the course of action is:

•	on terms no less favorable to the Company generally or a Series, as applicable, than those generally being provided to or available from unrelated third parties; or

•	fair and reasonable to the Company generally or a Series, as applicable.

If the Board or the Operating Manager does not seek approval from a committee of our independent directors or our Shareholders and the Board or the Operating Manager, as applicable, determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the second and third bullet points above under “—Conflicts of Interest,” such determination shall be deemed valid and binding on all persons, and any resolution or course of action so approved shall not constitute a breach of the LLC Agreement or of any fiduciary or other duty existing at law or in equity, except in the case of a final, non-appealable judicial determination of actual fraud, willful misconduct, or bad faith by the Board or the Operating Manager, as applicable. These standards reduce the obligations to which our directors or the Operating Manager would otherwise be held.

Exculpation and Indemnification

To the fullest extent permitted by applicable law, none of the Indemnified Parties will be liable to the Company generally, the Series or any Shareholders for (i) any losses due to any act or omission by any Indemnified Party in connection with the conduct of the business of the Company generally or the Series unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, such Indemnified Party’s act or omission constitutes actual fraud, willful misconduct, gross negligence, bad faith, or a willful material and adverse breach of the LLC Agreement or applicable law, (ii) any losses due to any action or omission by any other person, (iii) any losses due to any mistake, action, inaction, negligence, dishonesty, actual fraud or bad faith of any broker, placement agent or other agent as provided in the LLC Agreement or (iv) any change in U.S. federal, state or local or non-U.S. income tax laws, or in interpretations thereof, as they apply to the Company generally, the Series or the Shareholders, whether the change occurs through legislative, judicial or administrative action.

To the fullest extent permitted by applicable law, except in the case of a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, such Indemnified Party’s act or omission constitutes actual fraud, willful misconduct, gross negligence, bad faith, or a willful material and adverse breach of the LLC Agreement or applicable law, the Company generally or the applicable Series will indemnify and hold harmless each Indemnified Party from and against any and all claims, liabilities, damages, losses, costs and expenses of any kind, including legal fees and amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and expenses of investigating or defending against any claim or alleged claim, of any nature whatsoever, known or unknown, liquidated or unliquidated, that are incurred by any Indemnified Party and arise out of or in connection with the business of the Company generally, the business of a Series or the performance by the Indemnified Party of any of its responsibilities under the LLC Agreement; provided, that such claims, liabilities, damages, losses, costs or expenses did not arise solely out of a dispute between or among the officers, directors, employees or partners of PIMCO or its affiliates.

Mandatory Sales to the Company

Under the Company’s LLC Agreement, the Company or a Series may repurchase all or any portion of the Shares of a Shareholder without consent or other action by the Shareholder or other person if the Board determines that:

•

the Shares have been transferred in violation of the LLC Agreement, or have vested in any person by operation of law as a result of the disability, death, divorce, dissolution, termination, bankruptcy, insolvency or adjudicated incompetence of the Shareholder;

•	any transferee does not meet any investor eligibility requirements established by the Company or the applicable Series from time to time;

•

ownership of Shares by a Shareholder or other person is likely to cause the Company generally or a Series to be in violation of, or require registration of the Shares under, or subject the Company generally or a Series to additional registration or regulation under, the securities, commodities or other laws of the United States or any other relevant jurisdiction, including without limitation the Investment Company Act;

•

continued ownership of the Shares by a Shareholder may be harmful or injurious to the business or reputation of the Company generally, a Series, the Operating Manager, PIMCO or any of their affiliates, or may subject the Company generally, a Series or any Shareholder to an undue risk of adverse tax or other fiscal or regulatory consequences;

•	any Shareholder fails to maintain a minimum balance of $500 of its Shares;

•	any of the representations and warranties made by a Shareholder or other person in connection with the acquisition of Shares was not true when made or has ceased to be true;

•

with respect to a Shareholder subject to special laws or regulations, the Shareholder is likely to be subject to additional regulatory or compliance requirements under these special laws or regulations by virtue of continuing to hold any Shares;

•	it would be in the interest of the Company generally or a Series, as determined by the Board, for the Company or such Series, as applicable, to repurchase the Shares; or

•

continued ownership of any Shares by a Shareholder of may cause all or any portion of the assets of the Company generally or a Series to be characterized as plan assets of such Shareholder for purposes of Title I of ERISA, Section 4975 of the Code or any applicable Similar Law.

Third-Party Tender Offers

Our LLC Agreement contains provisions that apply to tender offers by third parties including compliance with the applicable laws for such tender offers in addition to certain obligations to the Company regarding notice and reimbursement of Company expenses.

Submission to Jurisdiction

Our LLC Agreement provides that, (i) except as provided in clause (ii) below, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, the LLC Agreement or the transactions contemplated thereby, including any claim or cause of action (whether in contract, tort, statute, common law or otherwise) that may be based upon, arise out of or relate to the negotiation, execution or performance of the LLC Agreement (including any derivative suit brought on behalf of the Company generally or a Series and any claim (A) related to a representation or warranty made in connection with the LLC Agreement, (B) asserting a breach of a duty, owed by any current or former director, officer, employee, Operating Manager, Shareholder of the Company or a Series, (C) arising pursuant to any provision of the LLC Act or the LLC Agreement or (D) governed by the internal affairs doctrine), shall be brought exclusively in the Court of Chancery of the State of Delaware, or if such court does not have jurisdiction over the subject matter of such proceeding or if such jurisdiction is not available, in the other courts of the State of Delaware or in the United States District Court for the District of Delaware, (ii) notwithstanding anything to the contrary in the LLC Agreement, but subject to the foregoing provisions, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act, and (iii) each of the parties to the LLC Agreement irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any of such courts or that any such suit, action or proceeding which is brought in any of such courts has been brought in an inconvenient forum. The foregoing provisions shall not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Jury Trial Waiver

The LLC Agreement provides that our Shareholders waive and release their respective rights to a trial by jury in any action, suit or proceeding arising out of or related to LLC Agreement. Such waiver applies to purchasers in secondary transactions. Such waiver of a jury trial does not, however, serve as a waiver by any parties of any claim or cause of action arising out of or relating to the U.S. federal securities laws. In addition, investors cannot waive the Company’s compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.

Distributions

Beginning February 2026, we started paying distributions to our Shareholders. We intend to pay regular monthly distributions to Shareholders of record. We intend to declare, accrue and pay distributions monthly. However, there can be no guarantee that we will pay monthly distributions consistently and at a specific rate, or at all. While we expect to declare and pay regular monthly distributions, and accordingly, we are subject to Delaware distribution rules with respect to limited liability companies, we do not intend to adopt a written distribution policy. The ultimate decision to declare distributions will be a case-by-case determination by the Board. If the Company decides to adopt a distribution policy, it will provide appropriate disclosure in advance. Due to tax considerations and other factors, the amount of the distributions ultimately received by each Shareholder may differ. The record date for distributions will be the last calendar day of the month immediately preceding the distribution.

Cash distributions to Shareholders will be automatically reinvested under the Company’s distribution reinvestment plan (the “DRIP”) in additional whole and fractional Shares attributable to the type of Shares that a Shareholder owns unless and until an election is made on behalf of such participating Shareholder to withdraw from the DRIP and receive distributions in cash. The number of Shares to be received when distributions are reinvested will be determined by dividing the amount of the distribution, net of any applicable withholding taxes, by the applicable NAV per share as of the end of the prior month. Shares will be distributed in proportion to the type of Shares held by the Shareholder under the DRIP. There will be no upfront commissions charged on Shares issued to a Shareholder under the DRIP.